Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
dated as of
December 15, 2006
by and among
M2M HOLDINGS, INC.,
MAGIC SOFTWARE ACQUISITION CORP.
and
KNOVA SOFTWARE, INC.

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 15, 2006 by and among M2M Holdings, Inc., a Delaware corporation (“Parent”), Magic Software Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and KNOVA Software, Inc., a Delaware corporation (the “Company”).
RECITALS:
     A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and, in furtherance thereof, have approved this Agreement and the Merger.
     B. Pursuant to the Merger and subject to the terms and conditions hereof, among other things, all of the issued and outstanding shares of capital stock of the Company and all outstanding options, warrants and other rights to receive shares of the Company’s capital stock shall be converted into the right to receive cash.
     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company, who hold in the aggregate approximately 41% of the outstanding capital stock of the Company shall enter into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”).
     D. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to (a) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or over 25% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of

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the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company.
     “Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
     “Business” means the business of the Company and its Subsidiaries as conducted on the date hereof, including the Company’s business of providing customer relationship management (CRM) software applications.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
     “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2005, including the footnotes thereto, set forth in the Company 10-K.
     “Company Common Stock” means the Common Stock, par value $.01 per share, of the Company.
     “Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.
     “Company Intellectual Property” means any Intellectual Property that is owned or held by the Company or any of its Subsidiaries or that is being used, or is currently under development for use, in the Business.
     “Company Option” means each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.
     “Company Option Plans” means the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended and restated on April 15, 2005, and as further amended on June 13, 2006.

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     “Company Reports” means all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2002, including the Company 10-K.
     “Contract” means any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.
     “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.
     “Current Company Reports” means all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2005, including the Company 10-K.
     “Employment Agreements” means any termination or severance agreements, change of control agreements or any other Contracts respecting the terms and conditions of employment of any officer or employee of the Company (but shall exclude the standard offer letter that the Company provides to new employees, a copy of which has been provided to Parent).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any U.S. or foreign, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body and any instrumentality of any of the foregoing.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.
     “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (a) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”); (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (d) writings and other works of authorship, moral rights and mask works (collectively, “Copyrights”); (e) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (f) software, including without limitation data files, source code, object code, application programming interfaces, databases and other software-related

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specifications and documentation (collectively, “Software”); (g) registered domain names and uniform resource locators (“Domain Names”); and (h) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (a) through (g) with or by any Governmental Authority in any jurisdiction.
     “International Plan” means any benefit plan or arrangement that is administered, or contributed to, by the Company or any member of its Controlled Group that covers any current or former employee of the Company or any member of its Controlled Group who is based primarily in a country other than the United States.
     “IRS” means the Internal Revenue Service.
     “Knowledge,” with respect to the Company, means the knowledge (assuming reasonable due inquiry) of any of the following persons: Bruce Armstrong, Sham Chotai, Frank Lauletta, Thomas Muise and Richard Nieset.
     “Laws” means any federal, national, state or local constitution, statute, law, ordinance, regulation, rule, code, injunction, judgment or other Governmental Order, requirement or rule of law.
     “Liability” or “Liabilities” means any liabilities or obligations of any nature (whether fixed, contingent, potential or otherwise, and whether due or to become due, known or unknown, accrued or unaccrued), and whether presently existing, or arising or asserted at any time hereafter.
     “Lien” means any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, security interest, restriction or similar claim in equity of any kind or nature whatsoever; provided, however, that the term Lien shall not include any Permitted Liens.
     “Management Retention Plan” means that certain Management Retention Plan adopted by the Board of Directors of the Company on or about October 30, 2006, as amended through the date hereof.
     “Material Adverse Effect (or Change)” means any circumstance, development, effect, event, condition or occurrence (any such item, an “Effect”) that (a) has been, or reasonably could be expected to be, material and adverse with respect to the business, condition (financial or otherwise), assets, properties, Liabilities, rights, obligations or operations of the Business or the Company and its Subsidiaries, taken as a whole, or (b) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Effect (or Change): (i) any change in the Company’s stock price or trading volume, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in,

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or contributed to, a Material Adverse Effect (or Change)), (ii) any failure by the Company to meet published revenue or earnings projections, in and of itself, (iii) any Effect that results from changes affecting the enterprise software industry or the customer relationship management software market generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (iv) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (v) any Effect resulting from compliance with the terms and conditions of this Agreement, or (vi) any Effect directly attributable to the loss of any individual officer or employee of the Company or any number of officers or employees in the aggregate, other than, in either case, any Effect directly attributable to the loss of any individual or officer identified on Schedule I, which Effect may be taken into account in determining whether there has been or will be, a Material Adverse Effect (or Change).
     “Permitted Liens” means (a) mechanic’s and other similar statutory liens that are not material in nature or amount, (b) liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith, in appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title but not adversely affecting current occupancy or use and (e) restrictions on the transfer of securities arising under federal and state securities laws.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.
     “Representatives” means, as to any Person, such Person’s officers, directors, employees, auditors, attorneys and financial advisors.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
     “Taxes” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes, rates, levies, assessments and other charges, including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, in each case imposed by a Taxing Authority, whether disputed or not, and all interest and penalties thereon and additions thereto imposed by any Taxing Authority.

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     “Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
     “Tax Return” means any returns, statement, report, form, information return or claim for refund relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case filed with a Taxing Authority.
     “Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.
     “Transaction Documents” means all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the transactions contemplated by this Agreement.
     “Uniform Trade Secrets Act” means the Uniform Trade Secret Act promulgated by the National Conference of Commissioners on Uniform State Laws in 1979, as amended.
     1.2. Cross-References. In addition to the foregoing defined terms, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.4(a)
Certificate of Merger	2.3
Certifications	4.7(b)
Closing	2.2
Closing Date	2.2
Commitments	5.6
Company Certificates	3.5(b)
Company Board Recommendation	4.2(b)
Company ESPP	3.4
Company Products	4.13(a)
Company Stockholder Approval	4.2(a)
Company Stockholders’ Meeting	4.8
Company Warrant	3.3
Confidentiality Agreement	10.12
Controlled Group	4.16
Current Offerings	3.4
Disclosure Schedule	Article IV
Dissenting Shares	3.7
Effective Time	2.3
Employee Plans	4.16
Environmental Laws	4.22
Environmental Liabilities	4.22
Expenses	9.4(b)
Hazardous Materials	4.22
Hired Employees	7.6(b)
Insurance Policies	4.15

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Term	Section
M2M	5.6
Material Contract	4.12(b)
Merger Consideration	3.1(a)
Notice of Superior Proposal	9.1(i)
Option Consideration	3.2(a)
Outside Date	9.1(c)
Owned Intellectual Property	4.13(d)
Parent Benefit Plans	7.6(b)
Paying Agent	3.5(a)
Permits	4.17
Proxy Statement	4.8
Publicly Available Software	4.13(j)
Real Property	4.10(a)
Rights Agreements	4.6(d)
Subsidiary Securities	4.3(b)
Superior Proposal	6.4(e)
Surviving Corporation	2.1
Termination Fee	9.4(a)
Warrant Consideration	3.4
     1.3. Rules of Construction. References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to “date hereof,” “date of this Agreement” or similar references shall mean as of December 15, 2006.
ARTICLE II
THE MERGER
     2.1. The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     2.2. The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) on the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VIII, or (ii) at such other time as the parties hereto agree in writing.

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The Closing shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”
     2.3. Effective Time. On the Closing Date, or on such other date as the parties hereto agree in writing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
     2.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.5. Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended at the Effective Time to read: “The name of the corporation is KNOVA Software, Inc.”
     2.6. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
     2.7. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE III
CONVERSION OF SECURITIES
     3.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without the requirement of any action on the part of any holder of capital stock of Parent, Merger Sub or the Company:

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          (a) each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(b) and, subject to Section 3.7, Dissenting Shares) shall be cancelled and converted into the right, in accordance with the terms of this Agreement, to receive $5.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof, upon surrender of the certificate formerly representing such share and such other documents as may be reasonably required in the manner provided in Section 3.5;
          (b) any shares of capital stock of the Company held by the Company (or held in the Company’s treasury) as of the Effective Time will be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
          (c) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     3.2. Company Options.
          (a) At the Effective Time, each then-outstanding Company Option, whether vested or unvested, shall be cancelled as follows: (i) in the case of a Company Option having a per share exercise price less than the Merger Consideration, such Company Option shall be cancelled in exchange for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time an amount (subject to any applicable withholding Tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Option, or (ii) in the case of a Company Option having a per share exercise price equal to or greater than the Merger Consideration, such Company Option shall be cancelled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option. The aggregate amount paid or payable in respect of the cancellation of the Company Options as set forth in this Section 3.2(a) is referred to herein as the “Option Consideration.” Unless provision is made with the Paying Agent, the Surviving Corporation shall, as soon as reasonably practicable after its receipt of a duly executed transmittal letter from each holder of a Company Option entitled to receive Option Consideration hereunder (and in no event more than ten (10) Business Days thereafter) mail to each holder of a Company Option the applicable Option Consideration to which they are due, subject to any applicable withholding Tax.
          (b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.2, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

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          (c) The Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. The Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.
          (d) Prior to the Effective Time, the Company shall deliver to the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.
     3.3. Company Warrants. At the Effective Time, each then-outstanding warrant to purchase capital stock of the Company (each a “Company Warrant”) shall be cancelled as follows: (a) in the case of a Company Warrant having a per share exercise price less than the Merger Consideration, such Company Warrant shall be cancelled in exchange for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time and (ii) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Warrant, or (b) in the case of a Company Warrant having a per share exercise price equal to or greater than the Merger Consideration, such Company Warrant shall be cancelled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Warrant as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Warrant. The aggregate amount paid or payable in respect of the cancellation of the Company Warrants as set forth in this Section 3.3 is referred to herein as the “Warrant Consideration.” Unless provision is made with the Paying Agent, the Surviving Corporation shall, as soon as reasonably practicable after its receipt of a duly executed warrant termination agreement from each holder of a Company Warrant entitled to receive consideration hereunder (and in no event more than ten (10) Business Days thereafter) mail to each holder of a Company Warrant the applicable Warrant Consideration to which they are due, subject to any applicable withholding Tax.
     3.4. Company ESPP. Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company’s Employee Stock Purchase Plan (the “Company ESPP”) to (i) shorten each currently ongoing purchase and/or offering period under the Company ESPP that extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares of Company Common Stock shall be purchased by the Company ESPP participants prior to the Effective Time, and (ii) preclude the commencement of any new purchase or offering period. The Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to the earlier of (A) the Effective Time and (B) the date upon which the Company ESPP terminates by its terms.

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     3.5. Surrender of Certificates.
          (a) Not less than five (5) days prior to the Closing Date, Parent shall designate and enter into an agreement with a bank or trust company reasonably acceptable to the Company to serve as Paying Agent in the Merger (the “Paying Agent”). After the Effective Time, Parent shall make available to the Paying Agent on a timely basis, if and when needed for the benefit of the stockholders of the Company and otherwise for payment in accordance with this Article III, sufficient cash necessary for the payment of (i) the Merger Consideration as provided in Section 3.1(a) upon surrender as part of the Merger of certificates formerly representing shares of Company Common Stock in the manner provided in Section 3.1(a) and (ii) at the sole discretion of Parent, the Option Consideration and the Warrant Consideration as provided in Sections 3.2 and 3.3 with respect to the treatment of the Company Options and the Company Warrants. Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Parent (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).
          (b) As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”) (i) a letter of transmittal in a form reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates (or an affidavit of lost certificate and, if required by Parent, an accompanying bond or indemnity as contemplated by Section 0(d)) to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably specify, and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration, without any interest thereon. Upon surrender of Company Certificates for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a check in the amount of the Merger Consideration for each share of Company Common Stock formerly represented thereby to be mailed within ten (10) Business Days of receipt of such Company Certificate and letter of transmittal, in accordance with Section 3.1(a), and the Company Certificates so surrendered shall be canceled. At the sole discretion of Parent, Parent may make similar arrangements with the Paying Agent for the payment of the Option Consideration and the Warrant Consideration to the holders of the Company Options and the Company Warrants, as the case may be; provided, however, that the payment of the applicable Warrant Consideration shall, in all events, be conditioned upon the holder of the applicable Company Warrant delivering to Parent or the Paying Agent, as applicable, a written termination agreement releasing the Company, Parent and their respective Affiliates from any and all claims the holder thereof may have in respect of such Company Warrant.
          (c) Promptly following the date that is twelve (12) months after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Company Certificate shall thereafter look only to Parent for payment of the Merger Consideration and may surrender such Company Certificate to the Surviving Corporation or Parent and (subject to applicable abandoned property, escheat and

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similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Paying Agent (or if more than twelve (12) months after the Effective Time, the Surviving Corporation), shall issue in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration deliverable in respect thereof determined in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver to the Paying Agent (or if more than twelve (12) months after the Effective Time, the Surviving Corporation) a bond in such amount as the Surviving Corporation may reasonably request, or the execution and delivery by such Person of an indemnity agreement in such form as the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.
          (e) Except as required by law, no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate.
          (f) All cash paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.
          (g) The Surviving Corporation (and/or any of its Affiliates) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holders of Company Options and Company Warrants, such amounts as the Surviving Corporation (and/or any of its Affiliates) is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Law, including any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation and/or any of its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, or the holder of Company Options or Company Warrants, with respect to which such deduction and withholding was made.
     3.6. Closing of the Company’s Transfer Books. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger Consideration pursuant to Section 3.1(a). At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares

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of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made.
     3.7. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a stockholder who has exercised and perfected appraisal rights for such shares in accordance with DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the consideration for Company Common Stock pursuant to Section 3.1, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.
          (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock to which such stockholder would otherwise be entitled under Section 3.1, without interest thereon, upon surrender of the certificate representing such shares.
          (c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments relating to the Merger served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.
     3.8. Certain Adjustments. Notwithstanding the restrictions contained in Section 6.2, in the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and any other dependent items shall be proportionately adjusted to reflect such change.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct, except as expressly set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”) or as disclosed in the Current Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the Current Company Reports would qualify the representations and warranties contained herein).
     4.1. Existence and Power. The Company is a corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all

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corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except as would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Set forth on Section 4.1 of the Disclosure Schedule is a complete list of all of the addresses at which the Company maintains any offices or any material property or assets. The Company has heretofore delivered or made available (including through the SEC’s EDGAR system) to Parent true and complete copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect.
     4.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
          (b) At a meeting duly called and held, the Company’s Board of Directors has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, unanimously approved and adopted this Agreement and the transactions contemplated hereby and unanimously resolved (subject to Section 6.4) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).
     4.3. Subsidiaries.
          (a) Except for the Subsidiaries of the Company identified in the Current Company Reports, the Company does not own, directly or indirectly or through nominees, any capital stock of or any other equity interest in, or control, directly or indirectly, any other Person or any Subsidiary, and the Company is not, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Subsidiary of the Company has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary,

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except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available a true and correct copy of each such Subsidiary’s Certificate of Incorporation and Bylaws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof, to Parent and no amendments thereto are pending. None of the Company’s Subsidiaries has violated its Certificate of Incorporation or Bylaws or any of its organizational documents in any material respect. Section 4.3 of the Disclosure Schedule lists every jurisdiction in which each of the Company’s Subsidiaries has facilities, maintains an office or has a current employee.
          (b) Except as set forth in Section 4.3 of the Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any other Subsidiary or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligation on the part of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Company’s Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All outstanding shares of capital stock of each such Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.
     4.4. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws and (c) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     4.5. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene in any material respect, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.4 and subject to obtaining the Company Stockholder Approval, contravene, conflict with or result in a material violation or breach of any provision of any Law, (c) except as set forth on Section 4.5 of the Disclosure Schedule, require any material consent or other action by any Person under, constitute a material default, or an event that, with or without notice or lapse of time or both, would constitute a material default under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled, under any provision of any material Contract or other material instrument

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binding upon the Company or any of its Subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries.
     4.6. Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which, as of the date hereof, 8,923,823 shares are issued and outstanding. All outstanding shares of Company Common Stock (i) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company’s Certificate of Incorporation or Bylaws or any Contract to which the Company is a party or by which it is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.
          (b) The Company Option Plans have been duly authorized, approved and adopted by the Company’s Board of Directors and its stockholders and are in full force and effect. The Company has reserved a total of 2,909,497 shares of Company Common Stock for issuance under the Company Option Plans, of which (i) 2,352,200 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options, (ii) 441,155 shares are available for grant but have not yet been granted pursuant to the Company Option Plans, and (iii) 116,142 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Option Plans. All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws and with the terms and conditions of the Company Option Plans. Section 4.6(b) of the Disclosure Schedule sets forth, as of the date hereof: (i) for each outstanding Company Option, the name of the record holder of such Company Option, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to the date of this Agreement and (ii) for each outstanding Company Warrant, the name of the record holder of such Company Warrant, the number of shares of Company Common Stock subject to such warrant and the exercise price of such Company Warrant.
          (c) Except for the Company Options and the Company Warrants set forth on Section 4.6(b) of the Disclosure Schedule and as set forth on Section 4.6(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Common Stock or any capital stock or equity interest of such Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries.

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          (d) Except as set forth in Section 4.6(d) of the Disclosure Schedule, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has Knowledge, and (ii) there are no agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Common Stock, or any other investor rights, including, without limitation, rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in clauses (i) and (ii) being, collectively, the “Rights Agreements”). With respect to all Rights Agreements (other than Rights Agreements that are registration rights agreements as identified on Section 4.6(d) of the Disclosure Schedule and the Voting Agreement), such Rights Agreements shall terminate and be of no further force or effect at or prior to the Effective Time. With respect to the Rights Agreements that are registration rights agreements as identified on Section 4.6(d) of the Disclosure Schedule, from and after the Effective Time, no party thereto shall have the right to cause the Surviving Corporation to file a registration statement under the Securities Act or otherwise effect the registration under the Securities Act of any shares of capital stock of the Surviving Corporation.
     4.7. Company Reports; Financial Statements.
          (a) Except as set forth on Section 4.7(a) of the Disclosure Schedule, the Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
          (b) Each of the Chief Executive Officer and Chief Financial Officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.
          (c) All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act and have been prepared in accordance with

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GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
          (d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.
          (e) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
          (f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, as required by Section 406(b) of Sarbanes-Oxley Act, any change in or waiver of the Company’s code of ethics. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.
          (g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3(a)(7) under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act applicable to the Company.
          (h) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005; (iii) Liabilities incurred on behalf of the Company under this Agreement; or (iv) Liabilities that would not reasonably be expected to have a Material Adverse Effect.
     4.8. Disclosure Documents. None of the information supplied by the Company for inclusion in the proxy statement or any amendment or supplement thereto (the “Proxy Statement”) to be sent to the stockholders of the Company in connection with their meeting to consider this Agreement and the Merger (the “Company Stockholders’ Meeting”), at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will contain any untrue

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statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     4.9. Absence of Certain Changes. Since the date of the Company Balance Sheet, except as set forth on Section 4.9 of the Disclosure Schedule, the Company has conducted its business in the ordinary course consistent with past practices, and there has not been any:
          (a) event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
          (b) amendment to the Company’s Certificate of Incorporation or Bylaws;
          (c) split, combination or reclassification of any outstanding shares of the Company’s capital stock or repurchase, redemption or other acquisition of any shares of the Company’s capital stock or the declaration or payment of any dividends on such shares;
          (d) formation of any material Subsidiary or acquisition of any material equity interest in any other Person;
          (e) adjustment or change in the price or other change in the terms of any options, warrants or convertible securities of the Company (including the Company Options and Company Warrants);
          (f) sale, lease, license or other disposition of any material subsidiary or any material amount of assets, securities or property by the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts and (ii) in the ordinary course consistent with past practice;
          (g) acquisition or Contract to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;
          (h) capital expenditure or other expenditures outside the ordinary course of business or inconsistent with past practices, in excess of $100,000 in the aggregate;
          (i) payments outside the ordinary course of business for purposes of settling any dispute;
          (j) transaction entered into between the Company, on the one hand, and any stockholder, officer, director or employee of the Company or any Affiliate or family member of such Person, on the other hand, outside of the ordinary course of business;
          (k) other than between the Company and its Subsidiaries, incurrence of any indebtedness for borrowed money or the guarantee of any such indebtedness in excess of $100,000 in the aggregate;

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          (l) adoption or material amendment of any Employee Plan, the entering into of any Employment Agreement or any increase in the compensation or fringe benefits of any director, officer or employee (except for normal increases in compensation and payment of year-end bonuses made in the ordinary course of business that are consistent with past practices or as may be required by applicable Law);
          (m) changing by the Company or any of its Subsidiaries of any material Tax election, or making, changing, or revocation by the Company or any of its Subsidiaries of any material Tax sharing arrangement or Tax agreement with any Taxing Authority; or
          (n) Contract entered into by the Company, or amended by the Company, pursuant to which any other Person is granted exclusive marketing or any other exclusive rights in, or to Intellectual Property, of any type or scope, with respect to the Business.
     4.10. Properties.
          (a) The Company does not own any real property. The Company leases or subleases all real property used in the Business. Section 4.10(a) of the Disclosure Schedule describes all real property leased or subleased by the Company (the “Real Property”), specifying the name of the lessor or sublessor, the lease term and basic annual rent.
          (b) The Company has good and valid title to, or a valid leasehold interest in, all of its tangible personal property and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). Except as disclosed in Section 4.10(b) of the Disclosure Schedule, all material properties and assets reflected in the Company Balance Sheet are free and clear of all Liens. All leases of personal property are (i) valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (y) applicable equitable principles (whether considered in a proceeding at law or in equity) and (ii) there does not exist under any such lease any material breach by the Company or any event known to the Company that with notice or lapse of time or both, would constitute a material default.
     4.11. Litigation. Except as disclosed in Section 4.11 of the Disclosure Schedule, there is no material action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or before or by any Governmental Authority. Since December 31, 2002, there have not been, nor are there currently any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any Third Party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
     4.12. Material Contracts.
          (a) Except for the Contracts disclosed in Section 4.12 of the Disclosure Schedule, as of the date of this Agreement, the Company is not a party to any:

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     (i) Contract that has a remaining term of more than one year from the date hereof and that (A) cannot be unilaterally terminated by the Company at any time, without material penalty, within ninety (90) days of providing notice of termination or (B) involves the payment in excess of $100,000 per year; in each case other than (X) standard end-user Contracts (including non-exclusive, object code license agreements and the related confidentiality and/or indemnification obligations) entered into by the Company in the ordinary course of business; or (Y) Contracts entered into prior to January 1, 2003 in the ordinary course of business for which the Company has not received any payments in the last three (3) years;
     (ii) partnership, joint venture or other similar Contract;
     (iii) dealer, distributor, reseller, OEM, VAR, joint marketing or joint development Contract that cannot be canceled without material penalty upon notice of ninety (90) days or less, or any Contract pursuant to which the Company has continuing material obligations to jointly develop any Intellectual Property that will not be owned exclusively by the Company;
     (iv) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except Contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $100,000;
     (v) Employment Agreement;
     (vi) Contract that limits the freedom of the Company to compete in any line of business or with any Person or in any geographic area to operate the Business; or
     (vii) Contract that includes any material indemnification, guaranty or warranty provisions other than those contained in Contracts entered into in the ordinary course of the Company’s business.
          (b) Set forth on Section 4.12(b) of the Disclosure Schedule is a list of the Company’s top ten (10) customers, measured in terms of the aggregate revenue derived by the Company from such customers, for each of the three (3) fiscal years during the three-year period ended on December 31, 2005.
          (c) Except as disclosed in Section 4.12(c) of the Disclosure Schedule, each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to Section 4.12(a) or provided pursuant to Section 4.12(b) (each a “Material Contract”) is a valid and binding agreement of the Company and is in full force and effect, and the Company is not, and to the Company’s Knowledge, neither is any other party thereto, in default in any material respect under the terms of any such Contract, nor, to the Company’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

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          (d) All of the Contracts to which the Company is a party or by which its assets are bound that are required to be described in the Company Reports (or to be filed as exhibits thereto) are so described or filed.
     4.13. Intellectual Property.
          (a) Section 4.13 of the Disclosure Schedule lists: (i) all Patents, all Trademarks and all registered Copyrights owned by or on behalf of the Company or its Subsidiaries; (ii) all of the standard (non-customized) material products and services that are (or were) owned, created, designed, developed, manufactured, marketed, licensed or sold (whether in existence or in development) by or on behalf of the Company over the last five (5) years, including hardware, Software, firmware, interfaces and every type of device (collectively, the “Company Products”); and (iii) all licenses (in and out), sublicenses and other agreements relating to Intellectual Property (A) to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any material Company Intellectual Property or exercise any other right with regard thereto or (B) which otherwise are material to the Business (other than (1) Contracts pursuant to which any Company Intellectual Property is licensed by the Company or any of its Subsidiaries in the ordinary course of business to a Third Party customer, (2) commercially available over-the-counter “shrink-wrap” licenses used by the Company or any of its Subsidiaries or (3) non-negotiated, licenses of Third Party Intellectual Property embedded in equipment or fixtures that are used by the Company or any of its Subsidiaries for internal business purposes only).
          (b) Each item of the Company Intellectual Property is either: (i) owned solely by the Company or its Subsidiaries free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company and its successors pursuant to a valid and enforceable written license. The Company or its Subsidiaries have all rights in the Company Intellectual Property necessary for the conduct of the Business.
          (c) Except as disclosed in Section 4.13(c) of the Disclosure Schedule, the Company is not in material violation of any license, sublicense or other agreement to which the Company is a party or otherwise bound relating to any of the Company Intellectual Property. Except as noted in Section 4.13(c) of the Disclosure Schedule, neither the Company nor any of its Affiliates is obligated to provide any consideration (whether financial or otherwise) to any Third Party, nor is any Third Party otherwise entitled to any consideration, with respect to any exercise of rights by the Company, before or after the Merger, in the Company Intellectual Property.
          (d) The use of the Company Intellectual Property and the operation of the Business by the Company, to the Company’s Knowledge, do not infringe any other Person’s Intellectual Property rights. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property that is owned or purported to be owned by the Company (collectively, the “Owned Intellectual Property”) or (ii) to the effect that the operation of the Business infringes on any Intellectual Property of any Person have been asserted against the Company or, to the Knowledge of the Company, are threatened by any Person nor, to the Company’s Knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-

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examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Owned Intellectual Property, other than review of pending patent applications, and the Company is not aware of any information indicating that any such proceedings are threatened or contemplated by any Governmental Authority or any other Person. To the Company’s Knowledge, all (i) granted or issued Patents and (ii) registered Trademarks and Copyrights currently being used in the Business, which are owned or purported to be owned by the Company are valid, enforceable and subsisting. Except as set forth in Section 4.13(d) of the Disclosure Schedule, to the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Owned Intellectual Property by any Third Party, employee or former employee.
          (e) The Company has secured from all parties (including present and former employees and present and former consultants) who have created any portion of, or otherwise have any rights in or to, any material Owned Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company, except where the failure to have executed such a written assignment would not have a Material Adverse Effect.
          (f) The consummation of the transactions contemplated under this Agreement will not materially alter, impair or otherwise affect any rights or obligations of the Company in any of the Company Intellectual Property.
          (g) The Company has taken its reasonable best measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all Trade Secrets owned or used by the Company in the Business.
          (h) Except as set forth in Section 4.13(h) of the Disclosure Schedule, there are no currently pending unresolved material claims against the Company or its any of its Subsidiaries by any Person to the effect that the Company Products currently being offered to Third Party users, when properly installed and used, do not operate and function either (i) materially and substantially in accordance with published specifications or corresponding end user documentation or (ii) otherwise in accordance with applicable contractual obligations of the Company and its Subsidiaries. For purposes of this Section 4.13(h), “claims” shall include only those claims that have been asserted against the Company in writing or via e-mail pursuant to the notice provision of the applicable Contract, sent by an authorized representative of the Person making the claim and of which a Person at the Company at the Vice President level or above is aware.
          (i) Except as set forth in Section 4.13(i) of the Disclosure Schedule, prior to the Closing Date, the Company has not provided, and is not obligated to provide, directly or indirectly, the source code for any of the Software that is included in the Company Intellectual Property to any other Person. Moreover, the Company has not, by license, transfer, sale, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any such Software to create such source code.
          (j) Except as set forth on Section 4.13(j) of the Disclosure Schedule the Company Intellectual Property does not include any Publicly Available Software and neither the

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Company nor the Seller has used Publicly Available Software in whole or in part in the development of any part of the Company Intellectual Property in a manner that may subject the Company Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (f) the Apache Server License.
     4.14. Taxes.
          Except as set forth on Section 4.14 of the Disclosure Schedule:
          (a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Authorities all material Tax Returns that are required to be filed by it prior to the Effective Time, taking into account extensions. All such Tax Returns were true, correct and complete in all material respects to the extent such Tax Returns reflect liability for Taxes and, in the case of Tax Returns to be filed prior to the Effective Time, will be true, correct and complete in all material respects to the extent such Tax Returns reflect liability for Taxes. All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.
          (b) The Company and each of its Subsidiaries have timely withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid by the Company or any of its Subsidiaries in connection with amounts distributed, paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party by the Company or any of its Subsidiaries.
          (c) There is no dispute concerning any material Tax Liability of the Company or any of its Subsidiaries raised by any Taxing Authority in writing to the Company or any of its Subsidiaries that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any threatened audits or investigations relating to any material Taxes of the Company or any of its Subsidiaries.

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          (d) Neither the Company nor any of its Subsidiaries has waived any outstanding statute of limitations in respect of material Taxes or agreed to, or requested, any outstanding extension of time with respect to a material Tax assessment or deficiency imposed by a Taxing Authority.
          (e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2005, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (disregarding any notes thereto) and will not exceed such reserve (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Effective Time in accordance with reasonable past custom and practice of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since December 31, 2005 other than a Tax Liability in the ordinary course of business.
          (f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all Tax periods beginning after December 31, 2002.
          (g) There are no outstanding written Tax sharing agreements or arrangements relating to any obligation to allocate or share material Taxes with any other Person (other than the Company or its Subsidiaries) or to indemnify any other Person (other than the Company or its Subsidiaries) with respect to the payment of any material Taxes to which the Company or any of its Subsidiaries is a party.
          (h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent and neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person by reason of being a member of any such group other than the affiliated group of which the Company is the common parent.
          (i) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a transaction intended to be governed by Section 355 or 356 of the Code.
          (j) Neither the Company nor any of its Subsidiaries has agreed, or is it required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

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          (k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.
          (l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
          (m) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that either (i) has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement; or (ii) could otherwise give rise to the payment of any amount that would not be deductible to the Company pursuant to the terms of Section 280G or 162(m) of the Code.
     4.15. Insurance Coverage. Section 4.15 of the Disclosure Schedule contains a complete list of all insurance policies (including “self-insurance” programs) currently maintained by the Company (collectively, the “Insurance Policies”). To the Knowledge of the Company, such Insurance Policies are reasonably sufficient to insure the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. The Insurance Policies are in full force and effect, the Company is not in default in any material respect under any Insurance Policy, and no claim for coverage under any Insurance Policy, other than contested claims under the Company’s workers’ compensation policies or subject to any Employee Benefit Plans, has been denied during the past two (2) years. The Company has not received any written notice of cancellation or intent to cancel with respect to the Insurance Policies.
     4.16. Employee Benefit Plans. Except for the plans or arrangements listed on Section 4.16 of the Disclosure Schedule (hereinafter referred collectively to as the “Employee Plans” and individually as an “Employee Plan”), neither the Company nor any member of its Controlled Group, directly or indirectly, maintains, sponsors or has an obligation or liability with respect to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any material benefit arrangement that is not an “employee benefit plan” as defined in Section 3(3) of ERISA including, without limitation, any executive compensation or incentive plan, bonus or severance, International Plan, salary continuation or other similar arrangement, Employment Agreement, collective bargaining agreement, union contract, deferred compensation agreement, stock purchase or other equity plan or arrangement, educational assistance arrangement, any arrangement providing for insurance coverage or workers’ compensation benefits, any arrangement providing salary continuation for disability or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, any compensation policy or practice (including, without limitation sick and vacation pay policies or practices), any change of control arrangements or policies, any plan governed by Section 125 of the Code, or any or other fringe benefit plan or arrangement. Section 4.16 of the Disclosure Schedule separately identifies each Employee Plan that is an International Plan. For the purposes of this Agreement, “Controlled Group” shall mean the Company and any trade or business, whether or not incorporated, which is treated together with the Company as a single employer under Section

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4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code. With respect to each Employee Plan identified and except as disclosed on Section 4.16 of the Disclosure Schedule:
          (a) Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws, in each case in all material respects; there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against such Employee Plan, the Company (solely with respect to such Employee Plan) or against any fiduciary of such Employee Plan; there is no pending or, to the Knowledge of the Company (solely with respect to such Employee Plan), threatened proceeding involving any Employee Plan before the IRS, the United States Department of Labor or any other governmental authority;
          (b) Neither the Company nor any member of the Controlled Group has taken any action, or failed to take any action, which action or failure would reasonably be expected to subject the Company to any material liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with any Employee Plan;
          (c) Each Employee Plan intended to be qualified under Section 401(a) of the Code has been qualified in form and operation since its adoption and has received a favorable determination letter as to its qualification (at least through the “GUST” amendments) from the IRS or the Company has submitted a request for such a letter within the applicable remedial amendment period (or has an opinion letter issued to the prototype sponsor of the plan on which the Company is entitled to rely); a copy of the most recent IRS determination letter or determination letter application (or opinion letter) regarding such qualified status for each such plan has been delivered to Parent;
          (d) The Controlled Group does not maintain or contribute, and within the preceding six years has not maintained or been required to contribute to a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, nor is or was the Controlled Group a party to a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code. No Employee Plan intended to be qualified under Section 401(a) of the Code that is also subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently completed fiscal year of such plan;
          (e) Except as disclosed in Section 4.16(e) of the Disclosure Schedule, no Employee Plan (i) provides for non-terminable or non-alterable benefits for employees, dependents or retirees or (ii) provides any benefits for any person upon or following retirement or termination of employment, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable Law; and no condition exists that would prevent Parent from amending or terminating any Employee Plan in accordance with the requirements of ERISA and the Code;

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          (f) Full and timely payment has been made of all material amounts which the Controlled Group is required, under applicable Law or under any Employee Plan, to have paid as a contribution; and, with respect to all material amounts that the Controlled Group is not yet required under applicable Law or under any Employee Plan to contribute (but with respect to which an accrual is required in accordance with GAAP), such amounts have been so accrued in accordance with GAAP;
          (g) Except as disclosed in Section 4.16(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, solely in and of itself, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting under the Employee Plans, (iii) increase the amount of compensation due any such employee or officer, or (iv) except as specifically set forth herein, directly or indirectly cause the Company to transfer or set aside any assets to fund or otherwise provide for the benefits under the Employee Plan for any current or former employee, officer or director;
          (h) The Company has made available to Parent with respect to each Employee Plan complete and accurate copies of (i) all written documents comprising such Employee Plan (including, where applicable, amendments and individual, trust or insurance agreements relating thereto); (ii) in the case of any Employee Plan for which Federal Forms 5500 are required to be filed, the three most recent years’ Federal Forms 5500 (including all schedules thereto); (iii) the three most recent financial statements and actuarial reports, if any, pertaining to each such plan or arrangement; (iv) the summary plan description currently in effect and all material modifications thereto, if any, for each such Employee Plan; and (v) written communications to employees to the extent the substance of any Employee Plan described therein differs materially from the other documentation furnished under this Section;
          (i) All options that have been granted by the Company to employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no option is subject to the provisions of Section 409A of the Code; and
          (j) Except as disclosed in Section 4.16(j) of the Disclosure Schedule, the Company does not maintain any “nonqualified deferred compensation plan” subject to Section 409A of the Code.
     4.17. Compliance with Laws. Except as set forth in Section 4.17 of the Disclosure Schedule, the Company is in compliance, in all material respects, with all Laws and judgments of any Governmental Authority applicable to the Company or the Business or by which any property, asset or the business or operations of the Business is bound or affected. The Company has all material permits, licenses, membership privileges, authorizations, consents, approvals, waivers or franchises to be granted by or obtained from any Governmental Authority (“Permits”) that are required for the Company to conduct its Business as currently being conducted.

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     4.18. Employees and Independent Contractors.
          (a) The Company has provided Parent with an accurate and complete list, as of December 7, 2006, of (i) all employees of the Company (including any employee of the Company who is on a leave of absence or on layoff status); and (A) their titles or responsibilities; (B) their principal residence address; (C) their dates of hire; (D) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (E) any specific bonus, commission or incentive plans or agreements for or with them; (F) each Employee Benefit Plan in which they participate; and (G) any outstanding loans or advances made by or to them, and (ii) all material sales representatives and independent contractors engaged by the Company and (A) their state or country of residence; (B) their payment arrangements; and (C) a brief description of their jobs or projects currently in progress.
          (b) Except for any limitations of general application which may be imposed under applicable employment Laws, pursuant to the Employment Agreements set forth on Section 4.12 of the Disclosure Schedule, and as set forth in Section 0(b) of the Disclosure Schedule, the Company has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with the Company’s severance pay policy, as described on Section 0(b) of the Disclosure Schedule.
          (c) The Company is in compliance, in all material respects, with all Laws and obligations relating to employment practices and worker classification.
          (d) The Company is not a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Company.
          (e) Since January 1, 2000, the Company has not experienced any labor problem that was or is material to it. To the Knowledge of the Company, the Company’s relations with its employees are currently good.
     4.19. Customers and Suppliers. Except as disclosed in Section 4.19 of the Disclosure Schedule, the Company has not received notice from and is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the revenues of the Business during the past 12 months has stopped or intends to stop purchasing the products or services of the Business or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Business during the past 12 months has stopped or intends to stop supplying products or services to the Business.
     4.20. Minute Books and Corporate Records. The minute and record books of the Company contain minutes which are complete and accurate in all material respects of all material meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Company since its incorporation

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and which are required to be maintained in such books under the DGCL, all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted.
     4.21. Interested Party Transactions. Except as set forth on Section 4.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, 5% or more stockholder, director or executive officer of the Company. No event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     4.22. Environmental Matters. To the Knowledge of the Company, the Company has complied in all material respects with all Laws applicable to it intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”). The Company has not released, handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for the use of reasonable amounts of ordinary office and/or office-cleaning supplies in material compliance with Environmental Laws. The Company is not aware of any environmental investigation, study, test or analysis, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the business of the Company has been conducted. To the Knowledge of the Company, the Company has no Environmental Liabilities. As used herein, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Law which (i) arise out of or in any way relate to the Company’s operations or activities, or any real property at any time owned, operated or leased by the Company, whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.
     4.23. Data Security and Privacy. The Company has implemented reasonable steps consistent with the type of activities conducted by the Company which are known in the information systems industry (and which are generally known as best practices) to protect, physically and electronically, its information assets and data from unauthorized disclosure, use or modification. To the Knowledge of the Company, there have been no breaches of security affecting the Company’s information assets or data. To the Knowledge of the Company, the Company has conducted its business and has collected, maintained and used its data at all times materially in accordance with (i) accepted industry practice by businesses comparable in size, revenue and type of activity conducted; and (ii) all applicable Laws, including but not limited to those relating to privacy.
     4.24. Section 203 of the DGCL; Anti-takeover Laws. The Company and its Board of Directors have taken all action necessary such that no restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar statute, including without limitation Section 203 of the DGCL, or any applicable regulation thereunder, will apply to the execution, delivery or performance of this Agreement or the transactions contemplated hereby.
     4.25. Finders’ Fees. Except as disclosed on Section 4.25 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is

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authorized to act on behalf of the Company who might be entitled to any fee or commission from Parent, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.
          4.26. Opinion of Financial Advisor. The Company has received the written opinion of Pagemill Partners, LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view. A copy of such opinion shall be provided to Parent solely for informational purposes as soon as practicable after the date of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that the statements contained in this Article V are true and correct.
     5.1. Organization and Existence. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Parent owns, directly or indirectly, all of the outstanding capital stock of Merger Sub free and clear of all Liens.
     5.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, each of the Transaction Documents to which either Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each of the Transaction Documents to which Parent is a party have been duly executed and delivered by Parent and Merger Sub and constitute valid and binding agreements of Parent and Merger Sub, respectively.
     5.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Transaction Documents to with either Parent or Merger Sub is a party require no action by or in respect of, or filing with, any Governmental Authority.
     5.4. Non-Contravention.
          (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Transaction Documents to which either of them is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Parent or Merger Sub, (ii) contravene or conflict with any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Sub or by which any material property or assets of Parent or Merger Sub is bound or affected or (iii) result in a breach of or

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constitute a default under (or an event that with notice or lapse of time or both would become a default under), give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of Lien on any material property or assets of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is now a party or by which Parent or Merger Sub or any of its properties or assets may be bound or affected.
          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws and filing and recordation of the Certificate of Merger.
     5.5. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent or Merger Sub threatened against or affecting, Parent or Merger Sub before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.
     5.6. Sufficient Funds. Parent, through its wholly owned subsidiary Made2Manage Systems, Inc. (“M2M”), will have available at the consummation of the Merger sufficient immediately available funds through cash on hand or binding credit facility commitments from reputable lenders and financial institutions to perform all of their respective obligations under this Agreement, to consummate the Merger and to pay in full all consideration, fees and expenses payable by Parent or the Surviving Corporation in connection with this Agreement and the transactions contemplated hereby. In connection therewith, on or prior to the date hereof, Parent has previously delivered to the Company debt and equity commitment letters from Bank of Montreal, Harris, N.A. and certain of Parent’s stockholders (the “Commitments”). Each of the Commitments, in the form so delivered, is a legal, valid and binding obligation of M2M and, to the knowledge of Parent or Merger Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of M2M, Parent or Merger Sub under any term or condition of the Commitments. Neither Parent nor Merger Sub has any reason to believe that M2M, Parent and Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitments. M2M, Parent or Merger Sub will pay in full any and all commitment fees or other fees required by the Commitments prior to the end of the first Business Day following the date of this Agreement. Without limiting the generality of the foregoing, Parent’s ability to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to consummating the Merger.
     5.7. Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will contain any untrue

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statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     5.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employee, for which the Company may become liable.
     5.9. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business other than in connection with the transactions contemplated hereby.
ARTICLE VI
COVENANTS OF THE COMPANY
     6.1. Access to Information and Employees.
          (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available (including via EDGAR, if applicable) to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time or the earlier termination of this Agreement, as soon as practicable after the end of each month, and in any event within thirty days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any unreasonably interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Company or its Subsidiaries or violate any Law or binding agreement entered into prior to the date of this Agreement.
          (b) During the period between the date hereof and the Effective Time or the earlier termination of this Agreement, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the Representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with Parent’s financing of the Merger Consideration, Option Consideration and Warrant Consideration payable

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pursuant to this Agreement, including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements and comfort letters that may be reasonably requested and are otherwise customary for such financing transactions.
          (c) No investigation pursuant to this Section 6.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
     6.2. Operation of the Business. At all times from and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company agrees as follows (except as expressly contemplated or permitted by this Agreement, as required by Law or as set forth on Schedule 6.2, or to the extent that Parent otherwise consents in writing):
          (a) The Company and its Subsidiaries shall conduct the Business only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course consistent with past practices. Further, the Company shall not, and shall not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.
          (b) Without limiting the generality of Section 6.2(a): (i) the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve their respective present business organizations, keep available the services of their respective key officers and employees, maintain their assets and properties in good working order and condition (ordinary wear and tear excepted), maintain insurance on their tangible assets and business in such amounts and against such risks and losses as are currently in effect, preserve their relationships with customers and suppliers and others having significant business dealings with them and comply in all material respects with all Laws applicable to them, and (ii) the Company shall not, and shall not permit any of its Subsidiaries to:
     (i) amend its Certificate of Incorporation or Bylaws;
     (ii) split, combine or reclassify any outstanding shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock or declare or pay any dividends on such shares;
     (iii) form any subsidiary or acquire any equity interest in any other Person;
     (iv) issue, sell or grant any additional shares of its capital stock or any options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts relating to the issuance or sale of any shares of its capital stock, other than Company Common Stock issued as a result of the proper exercise of Company Options or the Company Warrants outstanding as of the date of this Agreement;

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     (v) adjust or change the price or otherwise change the terms of any options, warrants or other convertible securities (including the Company Options and the Company Warrants) outstanding as of the date of this Agreement;
     (vi) sell, transfer, lease or license to any Person, or encumber, any assets that are material to the Business other than in the ordinary course of business consistent with past practices;
     (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or any joint venture, association or other business organization or division thereof;
     (viii) make or agree to make any capital expenditure that is outside the ordinary course of business or inconsistent with past practices in excess of $100,000 in the aggregate;
     (ix) make any payments outside the ordinary course of business for purposes of settling any dispute;
     (x) enter into any transaction with any executive officer or director of the Company (other than expense advancement or reimbursements made in the ordinary course consistent with past practice);
     (xi) incur any indebtedness for borrowed money or guarantee any such indebtedness;
     (xii) adopt or amend any Employee Plan, enter into any Employment Agreement or increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing Contract or plan (except for normal increases in compensation and payment of year-end bonuses made in the ordinary course of business that are consistent with past practices or as may be required by applicable Law);
     (xiii) amend in a manner adverse to the Company or terminate any Material Contract or waive, release or assign any rights material to the Company under any Material Contract, in each case other than in the ordinary course of business;
     (xiv) change any of its methods of accounting or accounting practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act or consistent with past practice;
     (xv) change any material Tax election with any Taxing Authority, or make, change or revoke any material Tax sharing arrangement or Tax agreement with any Taxing Authority;

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     (xvi) enter into any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder;
     (xvii) enter into or amend any Contract pursuant to which any other Person is granted exclusive marketing or any other exclusive rights in, or to Company Intellectual Property, of any type or scope, with respect to the Business; or
     (xviii) enter into a Contract to take any of the actions described in clauses (i) through (xvii).
          (c) Each of the Company and each of its Subsidiaries shall use its commercially reasonable efforts to: (i) file any Tax Return listed on Section 4.14 of the Disclosure Schedule and cause each such Tax Return when filed to be true, complete and correct in all material respects to the extent any such Tax Return reflects liability for Taxes; and (ii) file any other material Tax Return when due and cause each such Tax Return when filed to be true, complete and correct in all material respects to the extent such Tax Return reflects liability for Taxes.
     6.3. Stockholder Meeting; Proxy Statement. Subject to the terms of this Agreement, the Company shall cause the Company Stockholders’ Meeting to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger as soon as reasonably practicable following the date that the Company has received confirmation that the staff of the SEC has no comments or no further comments on the Proxy Statement. Subject to the terms of this Agreement, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) with the assistance of Parent, promptly prepare the Proxy Statement and promptly following the date that the Company has received confirmation that the staff of the SEC has no comments or further comments on the Proxy Statement, mail to its stockholders the Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. At the Company Stockholders’ Meeting, the Company shall submit this Agreement and the Merger to the Stockholders for approval and adoption as provided by the DGCL and the Company’s Certificate of Incorporation and Bylaws.
     6.4. No Solicitation; Other Offers.
          (a) Subject to Section 6.4(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action intended to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries to any Third Party that the Company is aware is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition

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Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or the Subsidiary Securities or (v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal.
          (b) Notwithstanding the foregoing, prior to receiving the Company Stockholder Approval, the Board of Directors of the Company (which, for purposes of this Section 6.4 shall include any committee thereof formed specifically for the purpose of negotiating with respect to an Acquisition Proposal or taking the actions contemplated hereby), directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that has made a bona fide written Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, (iii) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, make an Adverse Recommendation Change (or not include the Company Board Recommendation in the Proxy Statement), (iv) other than in connection with an Acquisition Proposal, if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that it is required to do so in order to comply with its fiduciary duties under applicable Law, make an Adverse Recommendation Change and/or (v) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that not doing so would be inconsistent with its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act with regard to an Acquisition Proposal; provided, however, that the Board of Directors of the Company shall not recommend that the Company’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless the Board of Directors of the Company determines in good faith, after considering advice from outside legal counsel to the Company, that to not do so would be inconsistent with its fiduciary duties under applicable Law.
          (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (iii) and (iv) or the last sentence of Section 6.4(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or regarding any Acquisition Proposal. The Company shall provide such notice orally or in writing (and, additionally, by electronic mail) and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal or request.

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          (d) The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall instruct any such Third Party in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.
          (e) For purposes of this Agreement, a “Superior Proposal” shall mean any bona fide, written Acquisition Proposal for greater than 50% of the then outstanding shares of Company Common Stock that the Board of Directors of the Company determines in its good faith judgment by a majority vote (after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) to be more favorable to the Company’s stockholders than the terms of the Merger and is reasonably likely to be consummated.
     6.5. Stockholder Litigation. The Company shall keep Parent reasonably informed and, to the extent permitted by law or applicable regulatory agencies, give Parent the opportunity to participate in the formulation and implementation of a defense strategy with respect to any stockholder litigation against the Company and/or its directors relating to the Merger, this Agreement or the transactions contemplated hereby; provided, however, that Parent shall participate in the formulation and implementation of a defense strategy to such stockholder litigation through legal counsel chosen by Parent, and the fees and expenses of such legal counsel shall be borne by Parent; and provided, further, however, that Parent shall in no event be authorized to direct the conduct of such litigation on behalf of the Company, its stockholders, officers, directors or employees.
     6.6. Company Option Holders. The Company shall provide, at least one (1) Business Day prior to the Closing Date, a full and complete list, as of the Closing Date, which list shall be attached hereto as Schedule 6.6, of each outstanding Company Option, the name of the record holder of such Company Option (and, to the Knowledge of the Company, the name of the beneficial holder, if different), the domicile address of such holder as set forth on the books of the Company, an indication of whether such holder is an employee, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such option is a nonstatutory option or an incentive stock option as defined in Section 422 of the Code.
ARTICLE VII
COVENANTS OF THE PARTIES
     7.1. Commercially Reasonable Efforts. Subject to the terms and conditions hereof, prior to the Effective Time or the earlier termination of this Agreement, each of the parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this

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Agreement (subject to the fiduciary duties of the Company’s Board of Directors), including using its reasonable best efforts to (i) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (ii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any Person reasonably requested by such other party in order to maintain in full force and effect any of the Company’s Contracts, permits, licenses or other rights following the Merger and the other transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to (i) agree to or to effect any divestiture, hold separate (including by establishing a trust or otherwise), settlement, undertaking, consent decree, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any Contracts of the Company or its Subsidiaries or of Parent or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Authority.
     7.2. Notification of Certain Matters. Prior to the Effective Time or the earlier termination of this Agreement, each of the parties agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     7.3. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
          (b) The Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any written comments or other communications and any material oral comments or other communications, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response, including by participating in any material discussions or meetings with the SEC.

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     7.4. Public Statements. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, (i) the initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Parent and the Company, and (ii) any subsequent press releases or other public statements (including the scheduling of any press conference or conference call with investors or analysts) with respect to the Merger or the other transactions contemplated by this Agreement shall require prior consultation between Parent and the Company and the parties shall use their reasonable best efforts to accommodate the reasonable requests of the other party with respect to such press releases or public statements.
     7.5. Directors’ and Officers’ Indemnification and Insurance.
          (a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company and such Subsidiaries pursuant to any indemnification agreements between the Company or such Subsidiaries and its or their directors and officers as of the date hereof, the DGCL, the Company’s or its Subsidiaries’ Certificates of Incorporation and/or Bylaws for acts or omissions occurring at or prior to the Effective Time. The Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Company’s and its Subsidiaries Certificates of Incorporation and Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or its Subsidiaries, unless such a modification is required by Law.
          (b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Company’s and its Subsidiaries’ current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s and its Subsidiaries’ existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.
          (c) This Section 7.5 shall survive the consummation of the Merger, is intended to benefit the Company, its Subsidiaries, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his

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or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
     7.6. Employee Benefits.
     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all of the Company’s Employee Plans (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.
          (b) As soon as reasonably practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company who remain employed with the Surviving Corporation or the Parent after the Effective Time (“Hired Employees”) shall be entitled to participate in each employee benefit plan, program or arrangement maintained by Parent or the Surviving Corporation or their respective Affiliates (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its subsidiaries; provided, however, that for the period commencing at the Effective Time and ending on May 31, 2007, Parent shall use its commercially reasonable efforts to provide that the Hired Employees will be entitled to continue to participate in the Employee Plans (disregarding, for the avoidance of doubt, any such Employee Plan that is not an “employee benefit plan” within the meaning of Section 3(3) of ERISA) in which such individuals participated immediately prior to the Effective Time. Parent shall, subject to any third party insurers consent, use its commercially reasonable efforts to cause each Parent Benefit Plan in which the Hired Employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder (and for purposes of calculating vacation, sick leave and severance benefits thereunder) including, but not limited to, applicability of minimum waiting periods for participation, the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company.
          (c) Subject to the foregoing Section 7.6(b), if the Hired Employees become eligible to participate in a Parent Benefit Plan that is a medical, dental or health plan, Parent shall use its commercially reasonable efforts to cause each such Parent Benefit Plan to (subject to the consent and cooperation of any third party insurer): (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent (subject to each Hired Employee providing, in a form reasonably acceptable to Parent or the plan, evidence of coverage of the condition under Company’s plans), and (ii) honor under such Parent Benefit Plans any deductible, co-payment and out-of-pocket expenses incurred by the Hired Employees and their beneficiaries during the portion of the calendar year prior to such participation.
          (d) At least one (1) Business Day prior to the Closing Date, the Company shall provide to Parent the last compensation changes and the dates on which such changes were made with respect to all employees of the Company as of the date hereof.

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ARTICLE VIII
CONDITIONS PRECEDENT TO THE MERGER
     8.1. Conditions Precedent to the Obligations of Each Party to the Effect the Merger. Each party’s obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:
          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with the Company’s Certificate of Incorporation, Bylaws and the DGCL.
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other material legal restraint or prohibition issued or promulgated by a Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.
     8.2. Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
          (a) Accuracy of Representations. The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except (i) for such untruths or inaccuracies (without regard to any materiality, Material Adverse Effect or Knowledge qualifications contained in such representations and warranties) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and (ii) to the extent expressly made as of an earlier date, in which case as of such earlier date.
          (b) Performance. All of the obligations, covenants and agreements with which the Company is required to comply or that the Company is required to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.
          (c) Material Adverse Change. There shall have been no Material Adverse Change with respect to the Company, and Parent shall have received a certificate to such effect, dated as of the Closing Date, executed by an authorized officer of the Company.
     8.3. Conditions Precedent to the Company’s Obligations. The Company’s obligation to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
          (a) Accuracy of Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the date

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hereof and on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date except (i) for such untruths or inaccuracies (without regard to any materiality, material adverse effect or knowledge qualifications contained in such representations and warranties) that would not reasonably be expected to prevent Parent or Merger Sub, as the case may be, from performing its obligations under this Agreement and (ii) to the extent expressly made as of an earlier date, in which case as of such earlier date.
          (b) Performance of Covenants. All of the obligations, covenants and agreements with which Parent or Merger Sub is required to comply or that Parent or Merger Sub is required to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.
ARTICLE IX
TERMINATION
     9.1. Termination. This Agreement may be terminated prior to the Effective Time:
          (a) by written consent of all parties;
          (b) by the Company or Parent, if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such Governmental Order or other action shall have become final and nonappealable;
          (c) by either Parent or the Company if the Merger has not been consummated by April 30, 2007 (the “Outside Date”) (unless the failure to consummate the Merger is attributable to a breach of this Agreement on the part of the party seeking to terminate this Agreement);
          (d) by Parent if there shall have been a breach or failure to perform any covenant or agreement on the part of the Company contained in this Agreement (i) that causes any condition precedent to Parent’s obligations as set forth in Sections 8.2(a) and 8.2(b) above not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) Business Days following notice of such breach and (B) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
          (e) by the Company if there shall have been a breach or failure to perform any covenant or agreement on the part of Parent or Merger Sub contained in this Agreement (i) that causes any condition precedent to the Company’s obligations as set forth in Section 8.3 above not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) Business Days following notice of such breach and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

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          (f) by Parent if the Company’s Board of Directors shall have effected an Adverse Recommendation Change as permitted by Section 6.4;
          (g) by Parent if (i) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal; or (ii) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after commencement of such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof;
          (h) by either Parent or the Company if at the Company Stockholders’ Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of the Merger shall not have been obtained; and
          (i) by the Company if the Board of Directors of the Company effects an Adverse Recommendation Change in response to a Superior Proposal but only (A) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; (B) if Parent does not, within 48 hours of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines, in its good faith judgment, after considering advice from outside legal counsel to the Company, to be at least as favorable to the Company’s stockholders as such Superior Proposal, provided that during such 48 hour period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; and (C) if the Company pays to Parent within one (1) Business Day of such termination the Termination Fee contemplated by Section 9.4(a)(iv).
     9.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except for obligations in this Section 9.2, in Sections 7.4 and 9.4, and in Article X, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any willful and knowing breach of this Agreement, in which case the terminating party shall retain its rights against such other party in respect of such other party’s breach.
     9.3. Frustration of Conditions. Neither Parent or Merger Sub, on the one hand, nor the Company, on the other, may rely on the failure of any condition set forth in Section 8.1, 8.2, or 8.3 to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
     9.4. Termination Fee; Expense Reimbursement.
          (a) Termination Fee. The Company agrees that in order to compensate Parent for the direct and substantial damages suffered by Parent in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable

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certainty, the Company shall pay to Parent the amount of Two Million Three Hundred Sixty-One Thousand Seven Hundred Ninety-One US Dollars ($2,361,791.00 USD) less any Expenses actually paid by the Company to Parent pursuant to Section 9.4(b) (the “Termination Fee”) upon the earliest to occur of the following events:
     (i) The termination of this Agreement by Parent pursuant to Section 9.1(f) or 9.1(g);
     (ii) The termination of this Agreement by Parent or the Company pursuant to Section 9.1(c) if: (A) the Company’s noncompliance with its obligations under this Agreement materially contributed to the Merger not being consummated on a timely basis and (B) prior to such termination an Acquisition Proposal shall have been made and not withdrawn and within twelve (12) months of the termination of this Agreement, the Company has consummated a transaction with respect to such Acquisition Proposal;
     (iii) The termination of this Agreement by Parent pursuant to Section 9.1(d) if (A) such failure of any of the conditions precedent described therein was caused by the Company’s noncompliance with its obligations under this Agreement, (B) such noncompliance materially contributed to the failure of such condition precedent and (C) prior to such termination an Acquisition Proposal shall have been made and not withdrawn and within twelve (12) months of the termination of this Agreement, the Company has consummated a transaction with respect to such Acquisition Proposal; or
     (iv) The termination of this Agreement by the Company pursuant to Section 9.1(i);
          provided, however, that for purposes of determining whether a Termination Fee is payable pursuant to Sections 9.4(a)(i) (solely with respect to a termination of this Agreement pursuant to Section 9.1(g)), 9.4(a)(ii) or 9.4(a)(iii) only, the definition of Acquisition Proposal shall be read such that the percentage set forth therein shall be 50% rather than 25%.
          (b) Expense Reimbursement. Upon any termination of this Agreement for any of the reasons set forth in Sections 9.1(c) through 9.1(i) (provided that (1) neither Parent’s nor Merger Sub’s noncompliance with its obligations under this Agreement has materially contributed to the breach, failure to perform or other event or condition giving rise to such termination, and (2) for purposes of determining whether such Expenses (as defined below) are payable pursuant to this Section 9.4(b) in connection with a termination pursuant to Section 9.1(g), the definition of Acquisition Proposal shall be read such that the percentage set forth therein shall be 50% rather than 25%), the Company shall reimburse Parent and its Affiliates for 100% of their Expenses (as defined below). The term “Expenses” means all actual and documented out-of-pocket expenses of Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to $500,000 in aggregate, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all costs of Parent and its Affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders).

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          (c) Payment Terms. The Termination Fee or Expenses, as applicable, payable pursuant to this Section 9.4 shall be paid within three (3) Business Days after demand therefor following the first to occur of the events giving rise to the payment obligation. All payments under this Section 9.4 shall be made by wire transfer of immediately available funds to an account designated by Parent. Any such payments as described in this Section 9.4 shall be made without duplication.
          (d) Interest. The Company acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 9.4 when due, the Company shall in addition thereto pay to Parent and its Affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent and its Affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period.
          (e) Exclusive Remedy. Parent (for itself and its Affiliates) hereby agrees, that, upon any termination of this Agreement under circumstances where Parent is entitled to the Termination Fee and such Termination Fee (including any interest and costs of collection Parent may be entitled to as set forth in Section 9.4(d)) is paid in full by the Company to Parent, except in the case of fraud or a willful and material breach by the Company, Parent and its affiliates shall be precluded from any other remedy against the Company and its Affiliates, at Law or in equity or otherwise, and neither Parent nor any of its Subsidiaries may seek (and Parent shall cause its Subsidiaries not to seek) to obtain any additional recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.
ARTICLE X
MISCELLANEOUS
     10.1. Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     10.2. Assignment. This Agreement shall not be assigned by any party hereto whether by operation of law or otherwise, except that Merger Sub may assign this Agreement (and its rights and obligations hereunder) to any direct or indirect wholly owned subsidiary of Parent. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors and assigns of the parties hereto.
     10.3. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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     10.4. No Third Party Beneficiaries. Except for Section 7.5 hereof, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Parent and the Company any rights, remedies or other benefits under or by reason of this Agreement.
     10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or sent via email (with acknowledgement of receipt) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:
if to Parent or Merger Sub:
M2M Holdings, Inc.
C/o Battery Ventures
Reservoir Woods
930 Winter Street, Suite 2500
Waltham, MA 02451
Attn: R. David Tabors, President
Fax: (781) 478-6601
Email: dave@battery.com
with a copy (which shall not constitute notice) to:
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attn: Alfred L. Browne, Esq.
Fax: (617) 338-2880
Email: albrowne@sandw.com
if to the Company:
KNOVA Software, Inc.
10201 Torre Avenue, Suite 350
Cupertino, CA 95014
Attn: Thomas Muise, CFO
Fax: (408) 863-5810
Email: thomas.muise@knova.com

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with a copy (which shall not constitute notice) to:
KNOVA Software, Inc.
10201 Torre Avenue, Suite 350
Cupertino, CA 95014
Attn: Frank A. Lauletta, General Counsel
Fax: (408) 863-5810
Email: frank.lauletta@knova.com
-and-
Ropes & Gray, LLP
One Embarcadero Center, Suite 2200
San Francisco, CA 94111
Attn: Scott D. Elliott, Esq.
Fax: (415) 315-6350
Email: scott.elliott@ropesgray.com
     10.6. Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that, after the Company Stockholder Approval there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
     10.7. Governing Law. This Agreement will be governed by and construed and enforced in accordance with laws of the State of Delaware without giving effect to conflict of laws principles.
     10.8. Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.
     10.9. Entire Agreement. This Agreement, including the Confidentiality Agreement and all exhibits and schedules which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

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     10.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and together which shall constitute one and the same instrument.
     10.11. Reformation. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.
     10.12. Confidentiality. The terms of the confidentiality agreement dated as of September 5, 2006 (the “Confidentiality Agreement”) between the Company and Parent are incorporated by reference herein and shall continue in full force and effect indefinitely in accordance with its terms.
     10.13. Fees and Expenses. Whether or not the Merger is consummated, except as otherwise set forth in Section 9.4(b) hereof, all fees and expenses incurred by the parties in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.
     10.14. Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.
     10.15. Consent to Jurisdiction; Venue.
          (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on

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behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.15 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
     10.16. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as an instrument under seal as of the day and year first above written.

M2M HOLDINGS, INC.

By:	/s/ Katherine Kinder
Name: Katherine Kinder
Title: Vice President of Finance

MAGIC SOFTWARE ACQUISITION CORP.

By:	/s/ Katherine Kinder
Name: Katherine Kinder
Title: Vice President of Finance

KNOVA SOFTWARE, INC.

By:	/s/ Bruce Armstrong
Name: Bruce Armstrong
Title: President and Chief Executive Officer

EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER

1.	Exhibit A:	Voting Agreement, dated as of December 15, 2006, by and among M2M Holdings, Inc. and the certain KNOVA Software, Inc. stockholders signatory thereto

2.	Disclosure Schedule to the Agreement and Plan of Merger

3.	Schedule I:	Management Retention Plan Participants

4.	Schedule 6.2:	Operation of the Business